Exhibit 10.22

EXECUTION COPY

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (the “Agreement”) is made and entered into as of this 7th day of May, 2004, by and among Kenneth L. Manley (“KLM”), Life Quotes Acquisition, Inc., a Delaware corporation (the “LQA”) and Quotesmith.com Inc., a Delaware corporation (the “Parent”).

W I T N E S S E T H

WHEREAS, Life Quotes, Inc., a Michigan corporation (the “Seller”), LQA, the Parent and the Shareholder have entered into an Asset Purchase Agreement dated as of January 31, 2004 (“APA”), pursuant to which the Seller and KLM have agreed to sell to LQA substantially all of the assets of the Seller;

WHEREAS, pursuant to the terms of the APA, the parties hereto are entering into a Non-Competition Agreement (the “Non-Competition Agreement”) contemporaneously herewith; and

WHEREAS, the APA and the Non-Competition Agreement contemplate that LQA and Parent will enter into one or more agency agreements with KLM and his spouse and children, either individually or as owners of an entity, provided such individuals or entities hold valid insurance agent licenses in good standing all in accordance with the APA, (collectively, “Manley”), so that Manley shall only be permitted to sell life insurance products through LQA, the Parent and their respective affiliates (collectively, the “Company”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.                                       Appointment as Agent. LQA and Parent hereby agree to use commercially reasonable efforts to appoint Manley as a general agent with each insurance carrier as Manley may request and with which the Company has the ability to appoint agents under the terms of its respective managing general agent agreement or insurance marketing agreement, to the extent that each such appointment is acceptable and agreed to by the insurance carrier. Such appointment will be made promptly upon notice from KLM to the Company.

2.                                       Compensation. As compensation for policies placed in force as a general agent hereunder, Manley shall be entitled to receive the highest commission made available by each insurance carrier to general agents appointed under the Company for first year and renewal commission, along with 75% of any production bonus commission resulting from business placed directly by Manley based on the production level that the Company qualifies for, whether such commissions are paid by the insurance carriers to the Company or directly to Manley. If commissions are paid by the Company to Manley, such payments shall not be made less frequently than monthly.

3.                                       Direct Contracts. The Company agrees to use commercially reasonable efforts to enable Manley to become contracted directly with insurance carriers as a general agent under the Company’s managing general agent or marketing organization agreement so that Manley may operate directly with such insurance carriers and be compensated directly by such insurance carriers at the highest commission available according to each insurance carrier’s business practices as determined by each such carrier.

4.                                       Non-Competition. Manley acknowledges and agrees that (1) the business being acquired by LQA from the Seller pursuant to the APA is the “Business” as defined in the APA; (2) the

Business territory is comprised of all fifty states of the United States of America (the “Territory”); and (3) LQA and the Parent will suffer substantial and irreparable harm in the event Manley and his affiliates (as defined by the rules and regulations of the United States Securities and Exchange Commission) should enter into competition with LQA or the Parent or disclose any of the affairs of LQA, the Parent, the Seller or of LQA relating to the Business to any third parties. Accordingly, and in order to induce LQA and the Parent to enter into the APA and to consummate the transactions contemplated thereby, Manley hereby agrees on his own behalf and that of his affiliates that for the Term (defined in Section 8 below) he and his affiliates:

(i)    will not, directly or indirectly, whether as an officer, manager, director, consultant (independent or otherwise), agent, employee, partner, shareholder, participant, member, owner or otherwise, engage in nor, participate in, become associated in any manner whatsoever or have any financial interest in or aid or assist in any person or entity in the conduct of, or otherwise engage in any aspect or segment of the Business (except as expressly permitted by the APA or this Agreement) or any other business which competes with the Business in the Territory;

(ii)   will not, directly or indirectly, interfere with, disrupt, or attempt to disrupt or induce, persuade or entice, any past, present, or prospective relationship, contractual or otherwise, between LQA or the Parent and any insurance company, insurance agent, insurance provider, landlord, dealer, distributor, agent, principal, customer, supplier or employee of LQA or Parent;

(iii)  will not, directly or indirectly, call on, employ, engage or solicit the employment or engagement by others of any employee or former employee of LQA, the Parent or the Business or otherwise encourage any employee or independent contractor of Parent or LQA to terminate his or her employment with Parent or LQA or to enter into employment with any person or entity, as the case may be, unless such employee or former employee has not been employed by LQA, the Parent or the Business, as the case may be, for a period in excess of twelve (12) months; and

(iv)  will not, directly or indirectly, slander, libel, disparage or through any other means take any action which is intended to be or might be negative or detrimental to LQA, the Parent, the Business or LQA’s or Parent’s respective assets, business, personnel, prospects or operations, including but not limited to making comments on any internet “Message Board” or website or similar service or means of communication.

(v)   Manley acknowledges that the restricted period of time (Term), geographical area (Territory) and line of business (Business) under this Section hereof are reasonable, in view of the nature of the Business, Manley’s knowledge of the Business, as well as the fact that Manley and his affiliates received a substantial portion of the consideration paid under the APA and the Real Estate Agreement. Notwithstanding the foregoing, if any provision, or any part hereof, of this Section 1 is held to be unenforceable because of the duration thereof, the area covered thereby or with respect to any particular activity, the parties agree that the court making the determination shall have the power to reduce the duration or the scope of such provision, or to delete specific words or phrases, and in its reduced or amended form, such provision shall then be enforceable and be enforced.

(vi)  Manley and his affiliates intend to, and do hereby, confer jurisdiction to enforce the covenants contained in this Section 1 upon the courts of (i) any jurisdiction within the State of Illinois or (ii) if Manley or his affiliates is alleged to be competing with LQA or the Parent or otherwise acting in violation of this Section in any other jurisdiction, then in any other jurisdiction in which such alleged competition or action takes place. If the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the right of LQA or the Parent to the relief provided above in the courts of any other jurisdiction in which such covenants may be enforced as provided herein, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable in diverse and independent covenants.

(vii)  Except with the prior written consent of LQA or the Parent in each instance, Manley shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any “Confidential Information” relating to (a) the Business or assets acquired by LQA from the Seller or (b) LQA, Parent or any parent, subsidiary or affiliate thereof. Confidential Information shall include, but shall not be limited to, information or data relating to (i) the Business, operations, systems, services, know-how, trade secrets, dealer, potential and actual distributor and customer lists, pricing policies, operational methods, marketing plans, product plans, acquisition plans, design and design projects, technical or non-technical data, formulas, patterns, compilations, programs, inventions and research projects and all other plans of LQA or the Parent or which are embodied in the Assets acquired pursuant to the APA, and (ii) the business, operations, personnel, activities, financial affairs, and other information relating to LQA or the Parent and their respective customers and employees; provided, however, Confidential Information shall not include any information that Manley can demonstrate: (a) is generally publicly available, (b) is obtained from a source other than LQA, Parent or Seller; or (c) is legally required to be disclosed, after giving prior written notice to LQA and Parent.

(viii)   If Manley or his affiliates commits a breach, or threatens to commit a breach, of any of the provisions of this Section, LQA and the Parent shall have the following rights and remedies, each of which rights and remedies shall be independent of the others, and shall be severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to LQA and the Parent:

(a)   the right and remedy to have the provisions of this Section enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of LQA and the Parent, it being acknowledged and agreed that any breach or threatened breach of Section by Manley will cause irreparable injury to LQA and the Parent and that money damages will not provide an adequate remedy to LQA or the Parent; and

(b)   the right and remedy to require Manley or his affiliates to account for and pay over to LQA all compensation, profits, monies, accruals, distributions, increments or other benefits (collectively, “Benefits”) derived or received by Manley or his affiliates as the result of any transaction constituting a breach of any of the provisions of this Section and Manley or his affiliates hereby agree to account for such Benefits and pay over all such Benefits to LQA.

(viii)   During such periods as both this Agreement and the Non-Competition Agreement continue in effect, Manley’s obligations under this Section 4 are the same as, and not in addition to, Manley’s obligations under the Non-Competition Agreement.

5.                                       Advertising and Marketing. Manley shall have the right to operate and advertise using Manley’s name, at Manley’s expense. In addition, Manley shall have the right to use the Company’s name on Manley’s advertising with the Company’s website and Manley’s telephone contact, provided that any such advertisement has first been approved by the Company in writing, such approval not to be unreasonably withheld. The Company shall also provide Manley continuous access (including remote access) to the Company’s quoting, sales, marketing, application completion software, systems and programs, provided, however, that Manley shall reimburse any costs incurred by the Company in connection with providing such access.

6.                                       License and Renewal Fees. At Manley’s request, the Company shall assist Manley in connection with licensing and renewal applications at a cost equal to two times the actual license or renewal fee. As the Company is performing this function at Manley’s direction and for his convenience, Manley shall indemnify and hold harmless the Company and its affiliates for any errors, omissions, penalties or damages suffered in assisting Manley in performing or failing to perform these actions. In no event shall the Company be responsible for any fees, charges or penalties incurred in connection with this function.

7.                                       Company Obligations. The Company hereby agrees that for the Term (defined in Section 8 below) it:

(i)    will not, directly or indirectly, call on, employ, engage or solicit the employment or engagement by others of any employee or former employee of Manley (other than former employees of Seller who are hired by LQA as contemplated in the APA) or otherwise encourage any employee or independent contractor of Manley to terminate his or her employment with Manley or to enter into employment with any person or entity unless such employee or former employee has not been employed by Manley for a period in excess of twelve (12) months; and

(ii)   will not, directly or indirectly, slander, libel, disparage or through any other means take any action which is intended to be or might be negative or detrimental to Manley or Manley’s assets, business, personnel, prospects or operations, including but not limited to making comments on any internet “Message Board” or website or similar service or means of communication.

8.                                       Term, Termination and Limitations. The term of this Agreement shall be for an initial period of three years commensurate with the three-year term provided for in Section 1 of the Non-Competition Agreement, which initial period shall automatically be extended for successive terms of one-year on an “evergreen” basis (meaning it shall therefore renew for successive one-year periods thereafter without any action on either party’s part), provided however, that this Agreement may be terminated (i) at any time by the Company for cause, and (ii) by any party at any time after such initial three-year period on thirty-days prior written notice to the other parties hereto, such termination to be effective as of a date specified in such written notice. No such termination shall affect such rights and obligations of the parties as those shall have accrued prior to the date such termination is effective. Notwithstanding the foregoing and subject to the last two sentences of this Section 8, the term of this Agreement with respect to Section 4 hereof and the rights and obligations of the parties thereunder (the “Term”), shall continue in effect during the effectiveness of this Agreement and for the three-year period beginning on the later to occur of: (a) the end of the three-year term provided for in Section 1 of the Non-Competition Agreement, or (b) termination of this Agreement in accordance with its terms. If this Agreement is terminated by the Company other than for “cause,” the immediately preceding sentence shall not apply and this Agreement shall terminate as of the effective date of such termination. For purposes hereof, termination for “cause” shall be cause as determined by Parent in its reasonable best judgment with prior written notice to Manley and a reasonable opportunity to cure. Manley agrees that Manley shall be permitted to sell life insurance products so long as all such insurance products are placed directly through Parent (or an affiliate or associate of Parent) in their capacity as agents of Parent and such placements under this Agreement and all other similar agency agreements with Manley shall collectively not exceed $2.0 million in annual first year commissionable premium (such threshold annually increased based on the rate of inflation as specified by the Consumer Price Index for all urban consumers).

9.                                       Notices. All notices, requests, instruction, correspondence, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, postage prepaid and return receipt requested to the address shown below unless changed by notices given as herein provided:

(a)   if to Manley, to:

Kenneth L. Manley 758 Soda Creek Drive Evergreen, Colorado 80439
Facsimile:	(800) 690-6550

        with a copy to:

Welborn, Sullivan, Meck & Tooley, P.C. 821 17th Street Suite 500 Denver, Colorado 80202
Facsimile:	(303) 832-2366
Attention:	John F. Meck

(b)   if to LQA or to Parent, to:

Quotesmith.com Inc. 8205 South Cass Avenue, No. 102 Darien, Illinois 60561
Facsimile:	(630) 515-0276
Attention:	Robert S. Bland, Chairman, Chief Executive Officer and President

        with a copy to:

Duane Morris LLP 227 West Monroe Street Suite 3400 Chicago, Illinois 60606
Facsimile:	(312) 499-6701
Attention:	David J. Kaufman

10.                                 Miscellaneous.

(a)   This Agreement, the APA and the Non-Competition Agreement constitute the sole and entire agreement between KLM, LQA and the Parent with respect to the matters referred to herein and shall not be altered, modified or amended except by written instrument signed by the party against whom such alteration, modification or amendment is sought to be enforced.

(b)   This Agreement shall inure to the benefit of, and be binding upon (i) the parties hereto, (ii) the heirs, administrators, executors and personal representatives of KLM, and (iii) the respective successors and assigns of LQA and the Parent.

(c)   The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

(d)   It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

(e)   This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ KENNETH L. MANLEY
Kenneth L. Manley

LIFE QUOTES ACQUISITION, INC.

By	/s/ ROBERT S. BLAND
Robert S. Bland, President

QUOTESMITH.COM INC.

By	/s/ ROBERT S. BLAND
Robert S. Bland, President